UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Consent Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, INC.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
James C. Cornell
Heather Isidoro
Stuart I. Oran
Gregory W. Sullivan

(Name of Persons Filing Consent Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

Additional Information

Ned L. Sherwood, MRMP-Managers LLC, Ned L. Sherwood Revocable Trust, James C. Cornell, Heather Isidoro, Stuart I. Oran, and Gregory W. Sullivan (collectively, the “Participants”) have filed a definitive consent statement and accompanying form of consent card with the SEC for use in connection with the solicitation of consents from the stockholders of Barnwell Industries, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants because they contain important information, including additional information related to the Participants. The definitive consent statement and an accompanying BLUE consent card has been, or will be, furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and from the Participants’ consent solicitor, Alliance Advisors, by requesting a copy via email to brn2025@allianceadvisors.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive consent statement in accordance with Schedule 14A, filed by the Participants with the SEC on March 14, 2025. This document is available free of charge from the sources indicated above.

Barnwell Industries, Inc. Legacy of Underperformance, Entrenched Management, and Why Urgent Change is Needed The Sherwood Group | April 2025 NYSE American: BRN

Track Record of Long - Term Value Destruction for BRN Shareholders ▪ BRN’s total shareholder return has consistently underperformed the small - cap Russell 2000 Index in the last 1, 3, 10, and 15 - year periods. ▪ BRN’s market cap has declined over 30%, from $24M to $16M, since Sherwood’s initial investment 12.5 years ago. ▪ BRN shares down over 50% since Alex Kinzler became President & COO in 2002. ▪ Nearly every dollar raised or generated during Kinzler’s stewardship has been consumed, with no meaningful return to shareholders. Source: FactSet data for BRN - US and IWM - US as of April 3, 2025 - 36.6% - 39.1% - 47.2% - 63.1% - 6.8% - 4.8% 78.6% 225.4% 1 - Year 3 - Years Barnwell Industries Total Return 10 - Years 15 - Years Russell 2000 The Sherwood Group | April 2025 | 2

Why Urgent Action Is Needed Via Consent Now!

BRN Summary Record *Source: SEC Filings*	**FY2017 – FQ1 2025**
Beginning Cash – Sept 2016:	**$15.9 million**
Land sales cash provided	$24.0 million
Water Division cash provided	$1.8 million
Cash raised from working capital	$0.5 million
Total 8-Year Cash Generated:	**$42.2 million**
Cash raised from ATM share sales	$5.5 million
Less dividends to shareholders	($0.7 million)
Total Cash Generated:	**$47.0 million**
Aggregate Cash used for Overhead Costs, Acquisitions, and Oil & Gas	($42.5 million)
Ending Cash – Sept 2024	**$4.5 million**
Quarter Ending Dec 2024:	
Cash used by operating activities	($0.8 million)
Cash used in investing activities	($1.7 million)
Exchange rate changes	($0.1 million)
WRI sale pro-forma cash reduction at close	($0.1 million)
Cash Decrease:	**($2.7 million)**
Ending Cash – Dec 2024	**$1.8 million**

Source: Company SEC Filings

The Balance Sheet Is in Crisis

- BRN ended December quarter with less than $2 million in cash.
- Cash reserves are dwindling rapidly.
- Delaying action risks insolvency.
- This is why we are running a consent solicitation *now*, and not waiting for the annual meeting.

Operating Loss Expected for March 2025 Quarter

- We expect BRN to generate an operating loss for the March quarter given seasonally lower production and likely elevated, unknown levels of spending due to legal fees for this proxy contest and entrenchment efforts.
- Results in further pressure on cash flow and financial position.

Every Minute Counts

- Replacing leadership via consent requires a higher threshold, but we chose this path because time is of the essence.
- Act now to protect your investment.
- Submit your consent now, the future of BRN depends on it!

The Sherwood Group | April 2025 | 3

Legacy of Poor Capital Allocation & Management Enrichment History of declining revenues and operating losses ▪ Poor execution and higher than necessary operating expenses evident in long history of financial underperformance. Value - destroying transactions ▪ A $5.4 million oil & gas investment in Dec. 2022, made without sufficient due diligence, has already been impaired by over $1.3 million (~25% loss). Excessive executive compensation ▪ Management paid themselves over $10.3M in compensation since 2012, while BRN shareholders suffered abysmal returns. ▪ Mort and Alex Kinzler directed most of BRN’s profits to themselves, with Mort receiving compensation long after his operational involvement ceased. Refusal to cut bloat and inefficiencies ▪ BRN’s Hawaii office, where Kinzler is based, remains open despite no active operations or financial advantage. ▪ Over four years ago Mr. Sherwood began advocating for simplification and expense reduction. Under pressure in Mar 2025, BRN finally announced plans to reduce its legacy footprint in Hawaii. ▪ Insufficient effort to consolidate operations in Canada for savings. $38 $34 $25 $31 $18 $14 $13 $9 $12 $18 $18 $29 $25 $22 $5 $2 - $12 - $10 $2 $1 - $6 - $1 - $2 - $5 $2 $3 - $2 - $6 $45 $42 $40 $35 $30 $25 $20 $15 $10 $5 $0 - $5 - $10 - $15 - $20 - $12 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 $ in Millions BRN Revenues & Operating Income (Loss) 2010 - 2024 Total Revenues Source: Company SEC Filings Operating Income (Loss in Red) The Sherwood Group | April 2025 | 4

Entrenched Governance, Shareholder Exploitation & Disregard Manipulation of legal process to disenfranchise shareholders • Despite holding just 9.7% of BRN shares, Kinzler continues to control your company through legacy board alliances and shareholder - unfriendly maneuvers. • Board is using governance tactics to silence shareholders and retain control. • The Sherwood Group’s valid board nominations rejected on procedural technicalities; BRN deliberately waited until after the nomination period closed to declare submission “defective” and then BRN hired two more law firms to sue the Sherwood Group in Delaware for an expedited ruling from the Judge that notice was defective. Judge ruled against Barnwell refusing to expedite and concluding that BRN’s claims were not even ripe (another useless waste of BRN cash to further their entrenchment efforts). • BRN ignored two valid Delaware 220 Demands requesting transparency and breached the last two cooperation agreements negotiated with Sherwood. Explicit use of entrenchment tactics at the expense of shareholders • BRN adopted a “poison pill” rights plan in Jan 2025 (this is the second time BRN has adopted a “poison pill”) and formed a “Special Committee” composed of insiders owning less than 3.4% of shares to block shareholder settlement efforts. The net effect is damage to BRN’s reputation making it less attractive to investors. • Feb 2025 By - law Amendments stripped shareholders of their rights to call a special meeting. The Sherwood Group | April 2025 | 5

Entrenched Governance, Shareholder Exploitation & Disregard Excessive corporate waste ▪ Based on our analysis of public filings, over $6 million in shareholder capital has likely been wasted on resisting desperately needed investor - led reforms – funds used not to drive growth of BRN’s business or return capital to shareholders, but to entrench current leadership. ▪ Of which, we estimate that BRN spent approximately $5 million even before the current consent solicitation, which we were forced to initiate because BRN refused to implement the changes needed to unlock shareholder value. ▪ To put this in perspective, these costs represent over one - third of BRN’s $15 million market capitalization, an alarming use of shareholder capital! ▪ Retaining top tier legal firms is just one example of Kinzler’s, Grossman’s, and Horowitz’s blatant disregard for the well - being of other shareholders. Failure to engage in good - faith settlement ▪ The Sherwood Group has tried to negotiate and settle in good faith efforts, but has been rebuffed by leadership. ▪ The Sherwood Group made repeated attempts for over almost three months to settle with the existing Board in an effort to save costs, even offering for Mr. Horowitz to remain on the Board as a compromise and providing a potential Board seat for Mr. Kinzler to nominate another director. Repeatedly, the illegal “Special Committee” proposed slates in settlement discussions that always included Grossman, Kinzler and Horowitz despite repeated objections from the Sherwood Group with no willingness to compromise. BRN’s explicit pattern of bad faith settlement tactics and entrenchment is clear. The Sherwood Group | April 2025 | 6

▪ New Leadership: The company urgently needs new leadership with financial discipline, accountability, and the requisite skills, experience, and expertise to lead BRN forward and unlock shareholder value. ▪ Accountability: Barnwell’s leadership has a dismal track record of poor capital allocation, value destruction, and entrenchment over accountability. ▪ Independent Judgement: An overhaul is required to restore shareholder rights, as the overarching theme with current leadership is group - think, lack of independent oversight, and disregard for fiduciary duty. ▪ Strategic Focus: Must shift from protecting insiders to delivering value for ALL shareholders – consenting for change is a vote for shareholder returns. ▪ Highly - qualified Independent Nominees: The Sherwood Group’s proposed Board slate includes five highly qualified independent professionals with robust expertise in energy, finance, operations, and corporate governance. The Sherwood Group’s nominees collectively bring over 170 years of experience across public company leadership, capital markets, and value creation. The Case for Change At Barnwell Industries The Sherwood Group | April 2025 | 7

Proven Track Record of Generating Returns ZS Fund L.P. IRR% Returns Through December 2023* ▪ Mr. Sherwood co - founded ZS Fund, L.P. in 1985, and remains Chairman Emeritus. ▪ The firm specializes in long - term investments in middle - market companies, with expertise across a broad range of transactions. ▪ These six funds have a strong history of generating robust IRRs through market cycles for nearly four decades with Mr. Sherwood at the helm. Returns After Carried Interest (1) Multiple of Investment Annual IRR % 4.1x 52.0% Fund I 4.1x 31.5% Fund II 5.2x 76.0% Fund III 5.0x 57.5% Fund IV 3.7x 26.3% Fund V 3.9x 26.4% Fund VI (2) 4.1x 47.9% Funds I, II, III, IV, V & VI (2) Source: ZS Fund, L.P. (1) Excludes overhead fees (2) Private company investments only *December 2023 is the latest data provided by ZS Fund L.P. The Sherwood Group | April 2025 | 8

The Sherwood Group’s Board Slate Has the Experience & Expertise to Unlock Value James Cornell: Extensive Operating and Oil & Gas Experience ▪ Over 37 years of experience in the nuclear fuel industry and in other natural resource areas. ▪ Extensive experience building and growing companies; will streamline BRN’s operations and maximize capabilities. Heather Isidoro: Seasoned Oil & Gas Professional ▪ Over 25 years of experience, including at Pine Cliff Energy (partner in BRN’s largest Canadian oil field - Twining) for seven years. ▪ She is a licensed Professional Engineer and currently serves as an independent director for a public company Helium Evolution; also serving as the ESG and Reserves Committee Chair. ▪ Heather has been a Director of the Petroleum Acquisitions and Divestitures Association (PADA) for ten years, and Association President since 2020. ▪ Heather will utilize her extensive 25 years of experience in the industry to enhance operations and create long - term value for shareholders. The Sherwood Group | April 2025 | 9

The Sherwood Group’s Board Slate Has the Experience & Expertise to Unlock Value Stuart Oran: Operating Experience and Extensive Public Company Board Service ▪ Has been an operating executive, investor, and advisor in numerous industries for more than 40 years. ▪ He was a senior executive at United Airlines where he led a $6 billion international division and has spent 14 years as a partner and advisor with a middle market private equity firm. ▪ Stuart will use is extensive public company board experience (Wendy’s, Red Robin, Spirit Airlines, and several financial services businesses) and significant legal background as a corporate lawyer for more than 20 years at Paul Weiss to enhance BRN’s corporate governance practices thereby restoring investor confidence. Ned L. Sherwood: Private Equity Experience and General Business Expertise ▪ Ned Sherwood co - founded private equity firm ZS Fund LP in 1985. Since inception, ZS Funds have generated an annual IRR of over 45%. ▪ Will draw upon his over 40 years of experience in private equity and investing to make BRN a successful portfolio investment by identifying cost savings, operation inefficiencies, and strategic pathways. Greg Sullivan: Extensive Public Company C - Suite Finance Experience ▪ Has over 30 years as a highly experienced financier, having been the CFO or COO for three publicly - traded companies. ▪ Greg will leverage his broad background in C - suite roles at private and public companies and experience as an investment banker in mergers & acquisitions in the Sherwood Group’s targeted acquisition strategy . The Sherwood Group | April 2025 | 10

Our Comprehensive Action Plan 1. Board Renewal with Proven Leadership We have assembled an exceptional slate of independent Board nominees – with over 170 years of combined experience – who bring deep expertise in operations, finance, and governance. Apart from Mr. Sherwood, all nominees are fully independent of the Sherwood Group and committed to acting in the best interests of all shareholders. 2. Strategic Use of Tax Assets and Acquisition Strategy We plan to leverage BRN’s $49M tax loss carryforward through a targeted acquisition strategy focused on profitable U.S. businesses. This strategy aims to reposition BRN as a tax - efficient acquisition platform, enhancing the profitability and efficiency of BRN’s existing oil and gas operations. To execute this plan, we intend to hire an investment bank and rely on the expert guidance of our proposed board nominees. The Sherwood Group | April 2025 | 11 3. Overhead Reduction and Operational Consolidation Our first step includes dramatically reducing BRN’s overhead costs by completely closing the Hawaiian offices and consolidating operations in Calgary. While we intend to retain the Company’s partnership interest in the Hawaiian land assets, there is no justification for maintaining a physical presence in Hawaii. 4. Legal and Administrative Efficiency We will significantly reduce legal expenses, which have been used to entrench current leadership, and streamline administrative functions by eliminating duplicative staffing and systems. These actions will improve operational efficiency and reduce unnecessary spending. 5. Sharpened Focus on Value Creation Every action we take will be centered around restoring and growing shareholder value – through disciplined cost controls, transparent oversight, and a commitment to well - vetted growth investments.

How You Can Effectuate the Needed Change to Save BRN ▪ Minority Board representation has failed to drive change, so only a complete overhaul of the ineffective Board and Management team will be sufficient to drive the necessary change, so we are asking you to consent to three Proposals. ▪ The first Proposal seeks to repeal any amendment to the Company’s bylaws that is made by the Board and becomes effective on or after February 4, 2025, and prior to this proposal becoming effective. ▪ The second Proposal seeks to remove the four current members of the Board and each member of the Board, if any, appointed to the Board (or any committee thereof) to fill any newly created directorship since the election of directors at the Company’s 2024 annual meeting and immediately prior to the effectiveness of these Proposals. ▪ The third Proposal seeks to fill any vacancies on the Board, including those resulting from the second Proposal, with the Nominees. ▪ We urge you to execute your BLUE consent card today. ▪ We urge you not to sign any revocation of consent card that may be sent to you by Barnwell. Barnwell’s entrenched Board’s oversight failures and the management team’s perpetual underperformance must be rejected now! If you have any questions or require any assistance in executing your consent, please contact: Sherwood Group, c/o/ Alliance Advisors, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 (Shareholders call toll - free: 1 (833) 215 - 7301, or Email: brn2025@allianceadvisors.com) The Sherwood Group | April 2025 | 12

Conclusion ▪ Now is the time for urgent action – Barnwell must return to responsible governance to stop the destruction of shareholder value. ▪ Barnwell’s entrenched Board’s oversight failures and the management team’s perpetual underperformance must be rejected now! ▪ Shareholders should demand a complete overhaul of leadership, and their will must no longer be suppressed . ▪ Minority board representation has failed to drive change – only under pressure from the current consent solicitation has management begun to acknowledge our long - standing recommendations, such as streamlining operations and reducing its legacy Hawaii footprint, a clear sign that partial reform is ineffective. ▪ Our Board nominees have superior business skills and experience, and affords all shareholders the optimal team to restore BRN – BRN shareholders must consent to effectuate the necessary and immediate change. ▪ The Sherwood Group’s efforts for board accountability and strategic realignment will unlock value for ALL shareholders. The Sherwood Group | April 2025 | 13